Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
WWE COO CHANGE
STAMFORD, Conn., November 6, 2008 - Effective December 31, 2008, World Wrestling Entertainment will accept Mike Sileck’s resignation as COO and member of the Board of Directors. Donna Goldsmith, Executive Vice President of Consumer Products, has been named as his successor. Mike joined the company first as CFO in June, 2005 and was promoted to COO in February, 2007. “WWE has had the benefit of Mike’s former experience from both USA Network and Monster Worldwide, and we appreciate the contributions Mike has made in both of the positions he has held in our company,” said Chairman, Vince McMahon. Ms. Goldsmith came to WWE from the NBA and has been with the company for the past eight years. Per Mr. McMahon, “Donna’s business savvy, proven management and leadership skills, along with in depth product knowledge makes her uniquely qualified to fill the COO position.” In addition, effective today, Ms. Goldsmith has also been elected to serve on the Board of Directors.
Additional information on World Wrestling Entertainment Inc. (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries.  All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

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